Exhibit 1.2


                            ARTICLES OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                                TOP TANKERS INC.
                UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

     I, Evangelos J. Pistiolis, President/Director of TOP TANKERS INC., a corporation organized and existing under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, hereby certify:

     1.   The name of the Corporation is: TOP TANKERS INC.

     2. The Articles of Incorporation were filed with the Registrar of Corporations on the 10th day of January, 2000 under the name of "OCEAN HOLDINGS INC.", Articles of Amendment were filed with the Registrar of Corporations on the 30th day of April, 2004 changing the name of the Corporation to "TRANS OCEAN PETROLEUM TANKERS INC.", Articles of Amendment were filed with the Registrar of Corporations on the 10th day of May, 2004 changing the name of the Corporation to "TOP TANKERS INC." and Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on the 21st day of July, 2004.

     3. Section D of the Articles of Incorporation, as heretofore amended and restated, is hereby amended in its entirety to read as follows:

          D. The aggregate number of shares of stock that the Corporation is authorized to issue is One Hundred Twenty Million (120,000,000)
               registered shares, of which One Hundred Million (100,000,000) shall be designated common shares with a par value of one United States cent (US$0.01) per share, and Twenty Million (20,000,000) shall be designated preferred shares with a par value of one United States cent (US$0.01) per share. The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares.

     4. The amendment to the Articles of Incorporation, as heretofore amended and restated, was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

     IN WITNESS WHEREOF, I have executed these Articles of Amendment on this 22n1 day of July, 2005.



                              /s/ Evangelos J. Pistiolis
                              -------------------------------
                              Name:  Evangelos J. Pistiolis
                              Title:  President/Director